Exhibit 10.1

ACTRIIB AMENDMENT
The Salk Institute for Biological Studies (“Salk”) and Acceleron Pharma, Inc. (“Acceleron”), for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, hereby enter into this Amendment (the “ActRIIB Amendment”) to the Exclusive License Agreement between Salk and Acceleron regarding Activin Receptors (Type IIB) and Related Subject Matter for Therapeutic and Diagnostic Purposes, dated August 11, 2010 (the “ActRIIB License”).
1.    All capitalized terms in this ActRIIB Amendment that are not otherwise defined herein shall have the meaning ascribed to such terms in the ActRIIB License.
2.    “ACE-536 Agreement” shall be defined as the final Collaboration, License and Option Agreement between Acceleron and Celgene Corporation dated August 2, 2011.
3.    “ACE-031 Agreement” shall be defined as the final License and Collaboration Agreement between Acceleron and Shire A.G. dated September 8, 2010.
4.    “ACE-536 Qualifying Revenue” shall be defined as all upfront, license, and technology access fees, product milestone payments (whether research, preclinical or developmental), and other remuneration, however characterized (except for direct reimbursement of fully burdened research or sales personnel expenditures at rates consistent with current industry standards and payments based on the level of sales, profits or other levels of commercialization derived from Net Sales of Licensed Products by Celgene (including, without limitation, Acceleron’s royalties on net sales and/or sharing of Celgene’s profits with Acceleron)) received by Acceleron under the ACE-536 Agreement. Any non-cash consideration received by Acceleron from Celgene shall be valued at its fair market value as of the date of receipt. For equity investments received by Acceleron under the ACE-536 Agreement, ACE-536 Qualifying Revenue shall only include the amount over 130% of the then fair market value of Acceleron’s equity. Fair market value of equity shall be the closing price of Acceleron’s stock on the date of such investment.
5.    “ACE-031 Qualifying Revenue” shall be defined as all upfront, license, and technology access fees, product milestone payments (whether research, preclinical or developmental), and other remuneration, however characterized (except for direct reimbursement of fully burdened research or sales personnel expenditures at rates consistent with current industry standards and payments based on the level of sales, profits or other levels of commercialization derived from Net Sales of Licensed Products by Shire A.G. or any other company with whom Acceleron revives the ACE-031 program on substantially the same terms as the ACE-031 Agreement (including, without limitation, Acceleron’s royalties on net sales and/or sharing of Shire’s profits, or any other company’s profits with whom Acceleron revives the ACE-031 program on substantially the same terms as the ACE-031 Agreement, with Acceleron)) received by Acceleron under the ACE-031 Agreement or other agreement that includes substantially the same terms as the ACE-031 Agreement. Any non-cash consideration received by Acceleron from Shire or any other company with whom Acceleron revives the ACE-031 program on substantially the same terms as the ACE-031 Agreement shall be valued at its fair market value as of the date of receipt. For equity investments received by Acceleron under the ACE-031 Agreement or other agreement that includes substantially the same terms as the ACE-031 Agreement, ACE-031 Qualifying Revenue shall only include the amount over 130% of the then fair market value of Acceleron’s equity. Fair market value of equity shall be the closing price of Acceleron’s stock on the date of such investment.

6.    Acceleron shall pay Salk 6% of all future ACE-536 Qualifying Revenue. For clarity, and by way of example only, Acceleron shall pay Salk 6% of the remaining $120 million in ACE-536 Development Milestones set forth in Section 5.2 of the ACE-536 Agreement, to the extent those Development Milestones are achieved and paid.
7.    Acceleron shall pay a 1% royalty to Salk on Net Sales of ACE-536 until June 25, 2022. For clarity, Sections 3.4(a) and 3.4(b) of the ActRIIB License shall not apply to Net Sales of ACE-536.
8.    For clarity, the parties agree that ACE-536 is not a Primary Licensed Product as defined in Section 1.12 of the ActRIIB License. The parties further agree that ACE-536 is a Secondary Licensed Product, as defined in Section 1.13 of the ActRIIB License and that it does not, and would not, infringe any claims of the patents identified in Exhibit A to the ActRIIB License, including U.S. Patent Nos. 5,885,794 and 6,162,896, irrespective of the safe harbor set forth in 35 U.S.C. Section 271(e).
9.    In the event the ACE-031 program is revived with Shire A.G. or any other company on substantially the same terms as the ACE-031 Agreement, Acceleron shall pay Salk 5% of all future ACE-031 Qualifying Revenue, as provided in Section 3.5 of the ActRIIB License.
10.    This ActRIIB Amendment may be executed in separate counterparts and shall have the same effect as if the Parties had executed it as a single document. This ActRIIB Amendment may be executed and delivered by facsimile or electronic mail and, upon delivery, each executed version shall be deemed an original.
[Remainder of this Page Intentionally Left Blank; Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this ActRIIB Amendment to be executed as of the 25th day of July 2014:

THE SALK INSTITUTE FOR BIOLOGICAL STUDIES By: /s/ William R. Brody Name: William R. Brody Title: President Date: 7/18/2014

ACCELERON PHARMA, INC. By: /s/ John Knopf Name: John Knopf Title: CEO Date: 7/25/2014